CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion in Post-Effective Amendment No. 25 to the Registration Statement of AUL American Unit Trust (the "Trust") on Form N-4 (File No. 33-31375) in the Statement of Additional Information of our report dated March 7, 2003, on our audits of the combined financial statements of OneAmerica Financial Partners, Inc. and of our report dated January 31, 2003, on our audits of the financial statements of the Trust. We also consent to the references to our Firm under the caption "Condensed Financial Information" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


/s/  PricewaterhouseCoopers, LLP
PricewaterhouseCoopers, LLP

August 1, 2003